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                                                                    EXHIBIT 99.1

UBICS Shares Now Trade on Nasdaq SmallCap Market

CANONSBURG, Pa., June 17, 2002 -- UBICS Inc. (Nasdaq: UBIX) today announced that The Nasdaq Stock Market, Inc. approved its application to transfer the listing of its shares of common stock from the Nasdaq National Market to the Nasdaq SmallCap Market. UBICS' common stock has commenced trading on the Nasdaq SmallCap Market effective June 17, 2002. The Company's trading symbol will continue to be "UBIX."

As a result of its transfer to the Nasdaq SmallCap Market, UBICS' delisting determination will be extended until August 13, 2002. There can be no assurance that UBICS will be able to meet the minimum maintenance requirements during this extended grace period or that if it does, it will remain compliant with the applicable continued listing requirements.

About UBICS

UBICS provides international information technology (IT) professional services to organizations in areas such as client/server design and development, ERP & CRM package implementation and customization, e-commerce/Internet, application maintenance programming, data base, systems and network administration, network engineering, and business process re-engineering. With the creation of its SquareRadius division and 3 office locations, UBICS also provides Web Development, Digital Media, Comprehensive Design, Strategic Planning and Custom Kiosk solutions within various industries across the United States, Europe and Asia.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "to," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties. UBICS stockholders are subject to the risks and uncertainties described in UBICS' filings with the Securities and Exchange Commission, including UBICS' Annual Report on Form 10-K for the year ended December 31, 2001.

Contact:        Tim O'Brien
                O'Brien Communications
                412-854-8845